Independent Auditors' Report on Internal Accounting Controls


The Board of Directors and Shareholders
Stagecoach Funds, Inc.:

In planning and performing our audits of the financial statements of the Asset Allocation Fund, Balanced Fund, Diversified Equity Income Fund, Equity Index Fund, Equity Value Fund, Growth Fund, Index Allocation Fund, International Equity Fund, Small Cap Fund and Strategic Growth Fund (ten of the funds comprising Stagecoach Funds, Inc.) for the year ended September 30, 1999, for all funds except the Asset Allocation Fund and Index Allocation Fund, which are for the seven months ended September 30, 1999, we considered internal control, including procedures for safeguarding securities, in order to determine our auditing procedures for the purposes of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of Stagecoach Funds, Inc. is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments made by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those controls include the safeguarding of assets against unauthorized acquisition, use or disposition.

Because of inherent limitations in internal control, error or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control and its operation, including controls for safeguarding securities, that we consider to be material weaknesses as defined above as of September 30, 1999.

This report is intended solely for the information and use of the board of directors and shareholders, management, and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.




November 8, 1999